Exhibit 8.1
                    May 23, 2008
UBS AG,
     Bahnhofstrasse 45,
          CH-8098 Zurich,
               Switzerland.
Ladies and Gentlemen:
     We have acted as United States tax counsel to UBS AG (the “Company”) in connection with the registration of an unspecified aggregate initial offering price or number of the ordinary shares, tradable entitlements and tradable rights (on a delayed or continuous basis) by the Company, in each case, pursuant to the base prospectus (the “Prospectus”) that forms a part of the registration statement on Form F-3 of the Company filed with the Securities and Exchange Commission on April 8, 2008 (the “Registration Statement”) to which this opinion is filed as an exhibit.

UBS AG	-2-
     Based on the Prospectus and the prospectus supplement, dated May 23, 2008, to the Prospectus (the “Prospectus Supplement”) that we have reviewed, we are of the opinion that the discussion under the heading “Tax Considerations — U.S. Tax Considerations” in the Prospectus Supplement constitutes an accurate summary of the matters set forth therein in all material respects, subject to the qualifications set forth therein.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
SULLIVAN & CROMWELL LLP